Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333- 226841, 333-233722, 333-249550, 333-251187, 333-252482 and 333-262614), Form S-8 (File Nos. 333-171181 and 333-207950) and Form S-3 (File Nos. 333-230742 and 333-221126) of Titan Pharmaceuticals, Inc. of our report dated March 31, 2021 relating to the financial statements of Titan Pharmaceuticals, Inc. for the year ended December 31, 2020, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

/s/ OUM & CO. LLP

San Francisco, California
March 25, 2022